Exhibit 5


                 [LETTERHEAD OF LUSE LEHMAN GORMAN APPEARS HERE]




                                                                  (202) 274-2000

December 22, 1997

The Boards of Directors
Peoples Bancorp, M.H.C.
Trenton Savings Bank FSB
134 Franklin Corner Road
Lawrenceville, New Jersey 08648

             Re:   Peoples Bancorp, Inc.
                   Common Stock Par Value $.01 Per Share
                   -------------------------------------

Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Peoples Bancorp, Inc. (the "Company") Common Stock, par value $.01 per share ("Common Stock"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-1 (the "Form S-1"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

         This Opinion has been prepared solely for the use of the Company in connection with the Form S-1. We hereby consent to our firm being referenced under the caption "Legal Opinions."

                                    Very truly yours,



                                    /s/ Luse Lehman Gorman Pomerenk & Schick
                                    --------------------------------------------
                                    LUSE LEHMAN GORMAN POMERENK & SCHICK
                                    A PROFESSIONAL CORPORATION